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                                                                       FORM 10-Q

                                                                      EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

   Net income per share is computed based on the weighted average number of shares outstanding, including the dilutive effect of stock options, as follows:

--------------------------------------------------------------------------------------------------------------------
                                                             Three Months Ended         Six Months Ended
--------------------------------------------------------------------------------------------------------------------
                                                                   June 30,                  June 30,
 (in thousands, except per share amounts)                    1997          1996         1997         1996
--------------------------------------------------------------------------------------------------------------------
 NET INCOME:                                                $10,107        $9,260      $19,315       $18,001
                                                            =======        ======      =======       =======

 PRIMARY EARNINGS PER SHARE:
    Actual average shares outstanding                        14,378        14,423       14,364        14,389
    Net effect of the assumed exercise of
      stock options --
      based on the treasury stock method
      using average market price for the period                 278           271          282           295
                                                             ------        ------       ------        ------
    Pro forma average shares outstanding                     14,656        14,694       14,646        14,684
                                                             ======        ======       ======        ======
    Net Income Per Share                                      $0.69         $0.63        $1.32         $1.23
                                                              =====         =====        =====         =====

 FULLY DILUTED EARNINGS PER SHARE:
    Actual average shares outstanding                        14,379        14,423       14,364        14,389
    Net effect of the assumed exercise of
      stock options -- based on the treasury stock
      method using higher of average or closing
      market price                                              309           271          316           295
                                                             ------        ------       ------        ------
    Pro forma average shares outstanding                     14,688        14,694       14,680        14,684
                                                             ======        ======       ======        ======

    Net Income Per Share                                      $0.69         $0.63        $1.32         $1.23
                                                             ======        ======       ======        ======




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